Exhibit F

EXECUTION VERSION

February 22, 2023

IR Parent, LLC

c/o Centerbridge Partners, L.P.

375 Park Avenue

New York, NY 10152

c/o GIC Real Estate, Inc.

280 Park Avenue, 9th Floor

New York, NY 10017

Re: Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among IR Parent, LLC, a Delaware limited liability company (“Parent”), IR Merger Sub II, Inc., a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub”), and INDUS Realty Trust, Inc., a Maryland corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger. Capitalized or other terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. The persons listed on Schedule A hereto are collectively referred to herein as the “Investors.” This letter is being delivered by the Investors to Parent in connection with the execution of the Merger Agreement.

1. Commitment. This letter confirms the several, and not joint or joint and several commitment of each of the Investors, subject to the conditions set forth herein, to purchase (or cause an assignee permitted by the terms of Section 3(a) to purchase) equity interests of Parent (the “Equity Interests”) (or otherwise provide funds to Parent) at or immediately prior to the Closing for an aggregate amount in the form of cash and/or shares of Company Common Stock (valued on a price per share equal to the Merger Consideration, and in which case, such shares of Company Common Stock shall be contributed to Parent immediately prior to the Closing), as determined by the Investors in their sole discretion, equal to the dollar commitment set forth next to such Investor’s name on Schedule A hereto (the “Commitment”) solely for the purposes of enabling Parent, directly or indirectly, to fund, together with the proceeds of that certain Equity Commitment Letter, dated as of the date hereof, by and between NA-RE Investment Holdings, LLC, a Delaware limited liability company (the “Other Investor”) and Parent of even date herewith (as amended from time to time, the “Other Equity Commitment Letter” and the commitment evidenced thereby, the “Other Equity Commitment”), to the extent necessary, any amounts required to be funded by Parent or Merger Sub pursuant to the Merger Agreement at the Closing, including for (a) the aggregate amounts to be paid pursuant to Sections 3.2(a) and 3.3(g) of the Merger Agreement, (b) amounts sufficient to repay or refinance any indebtedness of the Company and its Subsidiaries that is required to be repaid or refinanced in connection with the Closing and (c) the related expenses required to be paid by Parent or Merger Sub pursuant to the Merger Agreement, in each case in connection with the Merger and pursuant to and in accordance with the Merger Agreement, it being understood that none of the Investors (or any of their respective assignees permitted by the terms of Section 3(a)) shall under any circumstances be obligated to purchase any equity interests of Parent (or otherwise provide funds to Parent) for an aggregate amount in excess of its respective Commitment or to make any other purchase of equity interests. The obligation of each Investor (together any assignee permitted by the terms of Section 3(a)) to fund its respective Commitment (a) is subject to (i) the terms of this letter, (ii) the satisfaction or waiver by Parent and Merger Sub of all of the conditions to Parent’s and Merger Sub’s obligation to effect the Closing set forth in Sections 8.1 and 8.3 of the Merger Agreement (other than those conditions that by their nature cannot be satisfied other than at the Closing, but subject to the satisfaction or waiver of such conditions), (iii) the substantially simultaneous funding of the Other Equity Commitment pursuant to the Other Equity Commitment Letter (provided, that the failure of the condition in this clause (iii) to be satisfied shall not limit the ability of Parent or, subject to Section 5(b) hereof, the Company to enforce, or seek to enforce, the obligations of the Investors hereunder if either (A) Parent and/or the Company, as applicable, are also seeking enforcement of the obligations of the Other Investor if the Other Investor has not funded the Other Equity Commitment pursuant to the Other Equity Commitment Letter or (B) the Other Equity Commitment and the funding obligations set forth in the Other Equity Commitment Letter have already been funded or discharged or will be funded or discharged at the Closing if the Commitment is funded or discharged), and (iv) the substantially simultaneous consummation of the Closing, and (b) will occur, subject to the foregoing clause (a), substantially simultaneously with the Closing. The amount to be funded under this letter will be reduced in the manner designated by the Investors and the Other Investor (with the prior written consent of Parent) solely to the extent that Parent and Merger Sub do not require all of the funding with respect to which the Investors and the Other Investor have made their respective Commitments in order to consummate the transactions contemplated by the Merger Agreement.

2. Termination. Each Investor’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing (but only if such obligation shall have been discharged in connection therewith), (b) the valid termination of the Merger Agreement pursuant to Article IX thereof and (c) the commencement of any action, suit or proceeding by the Company or any of its controlled Affiliates (or any Person claiming by, through or for the benefit of any of the foregoing) against any Non-Recourse Party (as defined in the Investor Limited Guarantees (as defined below)) relating to this letter, the Limited Guarantees (as defined below), the Merger Agreement or any of the transactions expressly provided hereby or thereby, in each case other than any action, suit or proceeding by the Company asserting any Retained Claim (as defined in the Investor Limited Guarantees). Upon termination of this letter, the Investors shall not have any further obligations or liabilities hereunder.

3. Assignment; Amendments and Waivers; Entire Agreement.

(a) The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of the other party hereto and the Other Investor, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, without requiring any such consent, an Investor may assign all or a portion of its obligations to fund its Commitment to one or more Affiliates or co-investors (who shall make their investment through an Affiliate of such Investor); provided, however, that any such assignment or transfer shall not relieve such Investor of its obligations under this letter (including its obligation to fund its full Commitment hereunder) except to the extent performed by such Affiliates or co-investors, as applicable. For the avoidance of doubt, no assignee shall, upon valid assignment, be deemed to be a Non-Recourse Party. Any attempted assignment in derogation of the foregoing shall be null and void and of no force or effect.

(b) This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto, the Company and the Other Investor. Any attempted amendment, waiver or modification of this letter that is not done in compliance with the previous sentence shall be null and void and of no force or effect. The Company and the Other Investor is hereby made an intended third party beneficiary of this Section 3(b) and may rely on and enforce the provisions of this Section 3(b).

(c) Together with the Merger Agreement, the Limited Guarantees, the Other Equity Commitment Letter, the Confidentiality Agreements and the other agreements and instruments contemplated hereby or thereby, this letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4. Third Party Beneficiaries. The Company is a third party beneficiary of this letter solely for purposes of Sections 1, 3(b) and 5(b). Except to the extent expressly set forth in this Section 4, Section 3(b), Sections 5(a) and (b) and Section 7, this letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and any assignees permitted by the terms of Section 3(a), and nothing set forth in this letter shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and any assignees permitted by the terms of Section 3(a), any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitments or any provisions of this letter.

5. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered contemporaneously herewith, Parent, by its acceptance of the benefits of the Commitments provided herein, covenants, agrees and acknowledges that no Person other than the Investors and their respective assignees permitted by the terms of Section 3(a)shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that the Investors or any of their respective assignees permitted by the terms of Section 3(a) may be a partnership, limited liability company or private limited company, it has no rights of recovery against and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any Non-Recourse Party (other than the Investors and their respective assignees permitted by the terms of Section 3(a)), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party (other than an Investor or such Investor’s assignees permitted by the terms of Section 3(a)) for any obligations of the Investors or any of their respective successors or assignees permitted by the terms of Section 3(a) under this letter or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation. The Non-Recourse Parties are hereby made intended third party beneficiaries of this Section 5(a) and may rely on and enforce the provisions of this Section 5(a).

(b) Parent shall have no right to enforce this letter unless directed to do so by the Investors in their sole discretion or pursuant to the Company’s right to enforce this letter as a third party beneficiary as expressly set forth herein and none of Parent’s creditors shall have any right to enforce this letter or to cause Parent to enforce this letter; provided, however, that, subject to the terms and conditions of the Merger Agreement, including Section 10.10 of the Merger Agreement, the Company is hereby made an intended third party beneficiary of the rights granted Parent hereby solely for the purpose of directly enforcing the obligations of the Investors under this letter through an action for specific performance, solely to the extent that Parent is permitted to enforce the Commitment pursuant to the terms and conditions hereof and the Company is permitted to enforce, or cause Parent to enforce, the Commitment pursuant to (and subject to the limitations in) Section 10.10 of the Merger Agreement and for no other purpose (including, without limitation, any claim for monetary damages hereunder or thereunder). Subject to the proviso in Section 1, in no event shall this letter agreement or the funding obligations set forth herein be enforced by any Person in accordance with this letter agreement unless the Other Equity Commitment and the funding obligations set forth in the Other Equity Commitment Letter are being concurrently enforced by such Person (or have already been funded or discharged).

(c) Concurrently with the execution and delivery of this letter, (i) each Investor is executing and delivering to the Company a Limited Guarantee (each, as amended from time to time, an “Investor Limited Guarantee” and collectively, the “Investor Limited Guarantees”) relating to certain of Parent’s payment obligations under the Merger Agreement and (ii) the Other Investor is executing and delivering to the Company a Limited Guarantee (as amended from time to time, the “Other Investor Limited Guarantee” and collectively with the Investor Limited Guarantees, the “Limited Guarantees”) relating to certain of Parent’s payment obligations under the Merger Agreement. The Company’s remedies against the applicable Non-Recourse Parties with respect to any Retained Claim shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and its Affiliates against the Investors and the other Non-Recourse Parties for any liability, loss, damages or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising under or in connection with any liabilities or obligations arising under, or in connection with, the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Merger to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith, including without limitation in the event Parent breaches its obligations under the Merger Agreement, whether or not such breach is caused by an Investor’s breach of its obligations under this letter.

6. Representations and Warranties. Each Investor, severally and not jointly or jointly and severally, hereby represents and warrants, solely with respect to itself and not any other Person, that:

(a) it is duly organized and validly existing under the laws of the jurisdiction of its organization and has the power and authority to execute, deliver and perform this letter;

(b) the execution, delivery and performance of this letter by such Investor have been duly authorized by all necessary corporate, partnership, private limited company or similar action, as the case may be, and do not contravene any provision of such Investor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law;

(c) except as may be required by the Exchange Act, the MGCL, or any applicable antitrust Laws, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter by such Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter;

(d) assuming due execution and delivery of this letter by the other parties hereto and the Merger Agreement by the Company, this letter constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, except as may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law; and

(e) such Investor has the financial capability necessary to fulfill its Commitment.

7. Confidentiality. This letter shall be treated as confidential and is being provided to Parent, the Other Investor and the Company solely in connection with the transactions contemplated by the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Investors; provided, that (x) no such written consent shall be required for disclosures by Parent or Merger Sub to the Company or the Other Investor so long as the Company and the Other Investor, as applicable, agree not to use, circulate, quote or otherwise refer to this letter except that Parent, Merger Sub, the Other Investor and the Company may disclose the existence or content of this letter to their respective Affiliates and its and their respective Representatives who agree to keep such information confidential on terms substantially identical to the terms contained in this Section 7, (y) Parent, Merger Sub, the Investors, the Other Investor and the Company may disclose the existence or content of this letter to the extent required by Law or the rules of any self-regulatory organization or securities exchange, including in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement and (z) no such written consent shall be required for a disclosure by the Investors, the Other Investor, Parent or Merger Sub to enforce their respective rights hereunder; provided, that for purposes of clause (y) and clause (z), to the extent permissible by Law, the disclosing party shall use its commercially reasonable efforts to give the non-disclosing parties prior notice of such disclosure and, upon any such other party’s request, shall use commercially reasonable efforts to obtain confidential treatment for the existence and terms of this letter.

8. Notices. All notices, requests, claims, consents, demands and other communications under this letter shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service (with proof of delivery), or (c) immediately upon delivery by hand or email (provided, that, in the case of emails, if not a Business Day, then the next Business Day, and non-automatic confirmation of receipt (which shall not include “out of office” or other automatic replies) is given by the recipient or its counsel within one (1) Business Day), in each case, to the intended recipient as set forth below (or at such other address for a Party as shall be specified by like notice):

(a)	If to the Investors:

c/o Centerbridge Partners, L.P.

375 Park Avenue

New York, NY 10152

E-mail:          legalnotices@centerbridge.com

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:       Atif I. Azher

   Frederick De Albuquerque

E-mail:           aazher@stblaw.com

   fred.dealbuquerque@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:       Gregory J. Ressa

   Danielle C. Jackson

E-mail:           gressa@stblaw.com

   danielle.jackson@stblaw.com

(b)	If to Parent:

c/o Centerbridge Partners, L.P.

375 Park Avenue

New York, NY 10152

Attention:        David Sukenik

E-mail:            dsukenik@centerbridge.com

and

c/o GIC Real Estate, Inc.

280 Park Avenue, 9th Floor

New York, NY 10017

Attention:	Samuel Fancher
Jesse Hom
E-mail:	samuelfancher@gic.com.sg
jessehom@gic.com.sg

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:	Atif I. Azher
Frederick De Albuquerque
E-mail:	aazher@stblaw.com
fred.dealbuquerque@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Gregory J. Ressa
Danielle C. Jackson
E-mail:	gressa@stblaw.com
danielle.jackson@stblaw.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Blair Thetford, Esq.
E-mail:	blair.thetford@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

155 N Upper Wacker Drive

Chicago, IL 60606

Attention:	Nancy Olson, Esq.
E-mail:	nancy.olson@skadden.com

or to such other address or addresses as the parties may from time to time designate in writing in accordance with this Section 8.

9. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This letter and all actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this letter, or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action arising out of or related to this letter or the transactions contained in or contemplated by this letter exclusively in the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 8, and (v) that is filed in a Maryland state court, agrees to jointly request an assignment to the Maryland Business and Technology Case Management Program.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(b).

10. Counterparts. This letter may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of a fully executed letter (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this letter. Together with the Agreement and the Limited Guarantees, this letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investors or any of its Affiliates, on the one hand, and Parent or the Company or any of their respective Affiliates (other than the Investors), on the other, with respect to the transactions contemplated hereby.

[Remainder of page intentionally left blank]

Very truly yours,

INVESTOR

CPREF II AIV II – A, L.P.

By: Centerbridge Partners Real Estate Associates II, L.P., its General Partner

By: CPREF II Cayman GP Ltd., its General Partner

By:	/s/ Susanne V. Clark

Name: Susanne V. Clark
Title: Authorized Signatory

CPREF II AIV II – B, L.P.

By: Centerbridge Partners Real Estate Associates II, L.P., its General Partner

By: CPREF II Cayman GP Ltd., its General Partner

By:	/s/ Susanne V. Clark

Name: Susanne V. Clark
Title: Authorized Signatory

[Equity Commitment Letter (Centerbridge)]

Accepted and acknowledged:

PARENT

IR PARENT, LLC

By:	/s/ William D. Rahm
Name: William D. Rahm
Title: Authorized Signatory

[Equity Commitment Letter (Centerbridge)]

Schedule A

Commitments

Investor	Commitment
CPREF II AIV II – A, L.P.	$263,520,000
CPREF II AIV II – B, L.P.	$263,520,000
TOTAL	$527,040,000